EXHIBIT 99

INFOCROSSING, INC. [LOGO]

FOR RELEASE AT 7:50 AM ET

Contacts:

Chairman and Chief Executive Officer       Chief Financial Officer
Zach Lonstein                              William McHale
Infocrossing, Inc.                         Infocrossing, Inc.
(201) 840-4726                             (201) 840-4732
zlonstein@infocrossing.com                 wmchale@infocrossing.com

Media Relations                            Investor Relations
Michael Wilczak                            Matthew Hayden
Infocrossing, Inc.                         Hayden Communications, Inc.
(201) 840-4941                             (858) 704-5065
mwilczak@infocrossing.com                  matt@haydenir.com



    INFOCROSSING REPORTS EPS OF $0.09, EBITDA of $9.9 MILLION AND REVENUES OF
            $56.8 MILLION FOR THE SECOND QUARTER ENDED JUNE 30, 2006

    Company Provides Guidance for Third Quarter and Updates Forecast for 2006


LEONIA, NJ, August 9, 2006 -- Infocrossing, Inc. (Nasdaq: IFOX) a provider of selective IT outsourcing and business processing solutions announced today financial results for the second quarter and six months ended June 30, 2006.

                            SECOND QUARTER HIGHLIGHTS

o Revenues reached a record $56,836,000, an increase of $21,642,000 compared with revenues of $35,194,000 for the second quarter of 2005.

o Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) were a record $9,900,000 for the second quarter of 2006, an increase of $5,379,000 compared with EBITDA of $4,521,000 for the comparable period last year. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

o Completed a significant portion of the integration of the (i)Structure acquisition. The Company is on track to achieve the forecasted $9,000,000 to $11,000,000 in cost savings for 2006. Approximately 100 positions have been eliminated, and forecasted hardware, software and communications savings have been identified and are in the process of being implemented. As a result, the Company expects to achieve future annual savings of $13,000,000 to $15,000,000 upon completion of the integration at the end of the year.

o Cost of revenues, excluding depreciation, declined to 70.8% of revenues, compared with 72.5% of revenues for the second quarter of 2005.

o Added 7 clients for the new Medicare Part D service, bringing the total client base to 67 managed care companies that are now using the Company's Medicare Part D enrollment and reconciliation services.


THREE MONTHS ENDED JUNE 30, 2006

For the second quarter ended June 30, 2006, revenues grew 61.5% to $56,836,000 compared with revenues of $35,194,000 for the second quarter of 2005. These results were in line with the Company's previously provided guidance of revenues between $56,500,000 and $57,500,000. Revenues for the second quarter of 2006 included $19,564,000 as a result of the acquisition of (i)Structure, which had closed on November 30, 2005. Excluding the acquisition of (i)Structure, revenues increased $2,078,000 or 5.9% compared with the same period last year. On a sequential basis, revenues for the second quarter increased $915,000 or 1.6% compared with revenues of $55,921,000 for the first quarter of 2006.

Cost of revenues, excluding depreciation, for the second quarter of 2006 was 70.8% of revenues, compared with 72.5% for the second quarter of last year and 72.0% for the first quarter of 2006. The decrease reflects higher profitability of new sales and the realization of cost synergies from the (i)Structure acquisition. The Company expects cost of revenues, excluding depreciation, to improve to approximately 67.0% of revenues by the end of the year.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $9,900,000 for the second quarter of 2006, a 119.0% increase compared with the same quarter last year and at the top of the Company's previously provided guidance range of between $9,500,000 to $9,900,000. EBITDA for the second quarter is net of non-cash compensation expense of $377,000 related to employee stock options since the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on January 1, 2006. There was no such expense in the second quarter of 2005. Compared with the first quarter of 2006, EBITDA increased $1,435,000 as a result of higher revenue during the period and the realization of cost synergies from the (i)Structure integration. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

Income before taxes increased to $3,316,000 for the second quarter of 2006, an increase of $2,956,000 from income before taxes of $360,000 for the second quarter of 2005. Although income taxes were accrued for the period at a rate of 41.2%, they are payable at a rate of 6.7%, after the application of net operating loss carry-forwards.

Net income for the current quarter was $1,950,000, or $0.09 per diluted share, compared with net income of $124,000, or $0.01 per diluted share, for the second quarter last year. The weighted average number of shares and share equivalents used to calculate diluted earnings per share was 22,214,000 shares for the current quarter compared with 22,114,000 for the second quarter last year. Sequentially, net income for the current quarter increased by $939,000 from $1,011,000 for the first quarter of 2006.

Cash generated from operations was $9,019,000 for the second quarter of 2006, compared with $7,791,000 for the same period last year. Cash flow from operations less cash disbursed for capital expenditures, or free cash flow, was $7,158,000 for the second quarter of 2006, compared with $6,380,000 for the second quarter of 2005. On a sequential basis, cash generated from operations in the second quarter increased $9,053,000 compared with cash used in operations of $34,000 in the first quarter of 2006, and free cash flow increased $8,554,000 in the second quarter compared with free cash used in operations of $1,396,000 for the first quarter. Cash used in operations and free cash used in operations for the first quarter of 2006 included the full year prepayment of annual software license fees totaling $7,650,000 pursuant to an (i)Structure agreement existing prior to the acquisition. Excluding this prepayment, cash flow from operations would have been $5,704,000 for the first quarter of 2006 and free cash flow would have been $4,342,000 for the period. The prepayment of annual software licenses will result in higher free cash flow during the balance of 2006. A reconciliation of free cash flow to cash from operations follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

"Our results for the second quarter of 2006 reflect the benefits of the
(i)Structure acquisition and the continued execution of our growth strategy," stated Zach Lonstein, Chairman and Chief Executive Officer of Infocrossing. "Revenues, income before taxes, net income, earnings per share, EBITDA and free cash flow all increased in the second quarter of 2006 compared with both the same quarter last year and the first quarter of this year. We've seen greater strength in our sales organization, which has closed approximately $40,000,000 in new revenue commitments this year, including $15,000,000 in new commitments added in the second quarter with terms ranging up to five years in length. In addition to the revenue growth we have also made substantial progress in reducing costs after the (i)Structure acquisition. We initially forecasted $9,000,000 to $11,000,000 in cost savings that were expected to be realized in 2006, and believe we are on pace to achieve between $13,000,000 and $15,000,000 in future annual savings by the end of the year. The reduction in cost of revenues, excluding depreciation, from the first quarter of 2006, and the higher EBITDA, net income and earnings per share in the second quarter all demonstrate that we are achieving significant savings, and we expect this to continue through the remainder of 2006," Mr. Lonstein added.


SIX MONTHS ENDED JUNE 30, 2006

Infocrossing reported revenues of $112,757,000 for the six months ended on June 30, 2006, an increase $40,036,000, or 55.1%, compared with revenues of $72,721,000 for the first six months of 2005. This growth includes $39,128,000 as a result of the acquisition of (i)Structure completed on November 30, 2005. Excluding the acquisition of (i)Structure, revenues for the first six months of 2006 increased $908,000, or 1.2%, compared with the first six months of 2005.

Cost of revenues, excluding depreciation, for the first six months of 2006 was 71.4% of revenues, compared with 70.6% for the same period last year. The increase in cost of revenues, excluding depreciation, was the result of higher costs in the first quarter of 2006 due to the (i)Structure acquisition, which had closed on November 30, 2005. Subsequent to the acquisition, Infocrossing began implementing cost reductions that are expected to result in cost of revenues, excluding depreciation, to decline to 67.0% of revenues by the end of 2006.

EBITDA increased by $5,701,000, or 45.0%, to $18,365,000 for the six months ended June 30, 2006 from $12,664,000 for the comparable period in 2005. EBITDA for the current period is net of non-cash compensation expense of $841,000 related to employee stock options since the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on January 1, 2006. There was no such expense in the comparable period in 2005. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

Income before taxes increased by $815,000 to $5,233,000 for the six months ended June 30, 2006 from $4,418,000 for the comparable period in 2005. Tax expense was $2,272,000 for the six months ended June 30, 2006 compared with $1,857,000 for the comparable period last year. Although taxes were accrued at a rate of 43.4% for the first six months of 2006, they were payable at a rate of 12.9%, after the application of net operating loss carry-forwards.

Cash generated from operations for the first six months of 2006 was $8,985,000, compared with $13,136,000 for the first six months of 2005. Free cash flow was $5,762,000 for the current period compared with $10,764,000 for the same period last year. Cash generated from operations and free cash flow for the first six months of 2006 included the full year prepayment of annual software license fees totaling $7,650,000 pursuant to an (i)Structure agreement existing prior to the acquisition. Excluding this prepayment, cash flow from operations would have been $12,810,000 and free cash flow would have been $9,587,000 for such period. The prepayment of annual software licenses will result in higher free cash flow during the balance of 2006. A reconciliation of free cash flow to cash from operations follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

Net income for the six months ended June 30, 2006 was $2,961,000, or $0.14 per diluted share, compared with net income of $2,561,000, or $0.11 per diluted share for the first six months of 2005. The weighted average number of shares and share equivalents used to calculate diluted earnings per share was 21,858,000 shares for the six months ended June 30, 2006 compared with 22,415,000 shares for the first six months ended June 30, 2005.


BUSINESS OUTLOOK FOR THE THIRD QUARTER AND FULL YEAR 2006

"I'm pleased with our results for the first six months of 2006, and I'm encouraged by our stronger client retention, the success of our business integration after the (i)Structure acquisition and the strength of our sales pipeline going into the latter half of the year. For the full year 2006 we are raising our guidance for net income and earnings per share due to the higher profitability of recent sales and less depreciation expense than previously forecasted. We now believe net income for the full year will be between $8,100,000 and $8,900,000, and diluted earnings per share will be between $0.36 and $0.39. We have experienced some delays in commencing services with respect to certain sales that were made earlier in the year, and the sales process for several of our new opportunities has been protracted. Therefore, we have reduced our revenue forecast for the year and now expect 2006 revenue to be between $230,000,000 and $232,000,000. Our pipeline remains strong, and we are optimistic that we can close significant additional sales through the remainder of 2006," Mr. Lonstein concluded.

For the third quarter ending September 30, 2006, the Company forecasts revenues to be between $57,500,000 and $58,500,000 and EBITDA to be between $11,100,000 and $11,500,000. Net income for the third quarter is expected to be between $2,300,000 and $2,500,000 and diluted earnings per share is expected to be between $0.10 and $0.11 for the period. A reconciliation of net income to EBITDA is included in the table entitled "Guidance Summary," and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

For the full year ending December 31, 2006, the Company forecasts revenues to be between $230,000,000 and $232,000,000; EBITDA to be between $42,000,000 and
$43,500,000; net income to be between $8,100,000 and $8,900,000; and diluted earnings per share to be between $0.36 and $0.39. A reconciliation of net income to EBITDA is included in Appendix B, and descriptions of the reason for presenting this measure, as well as its limitations, are explained below. The Company projects free cash flow for 2006 to be between $23,000,000 and $25,000,000. A reconciliation of free cash flow to cash flow from operations is included in Appendix B, and descriptions of the reason for presenting this measure, as well as its limitations, are explained below.

                                Guidance Summary
   (All numbers in thousands, except numbers of shares and per share amounts)

                                                        Three Months Ending                        Twelve Months Ending
                                                        September 30, 2006                          December 31, 2006
                                              ----------------------------------------    ---------------------------------------
                                                     Low                  High                   Low                  High
                                              ------------------    ------------------    ------------------    -----------------
REVENUES                                      $          57,500     $          58,500     $        230,000      $        232,000
                                                 ---------------       ---------------       ---------------       --------------

EBITDA                                                   11,100                11,500                42,000               43,500

Depreciation and amortization                             4,600                 4,600                18,000               18,000
Interest expense                                          2,400                 2,400                 9,700                9,700
                                                 ---------------       ---------------       ---------------       --------------
 INCOME BEFORE
     INCOME TAXES                                         4,100                 4,500                14,300               15,800
                                                 ---------------       ---------------       ---------------       --------------

Income tax expense                                        1,800                 2,000                 6,200                6,900
                                                 ---------------       ---------------       ---------------       --------------

NET INCOME                                                2,300                 2,500                 8,100                8,900
                                                 ===============       ===============       ===============       ==============

BASIC EARNINGS PER SHARE:
   Net income                                 $            0.11     $            0.12     $            0.39     $           0.42
                                                 ===============       ===============       ===============       ==============
   Weighted average number of
      common shares outstanding                      21,266,019            21,266,019            21,138,063           21,138,063
                                                 ===============       ===============       ===============       ==============
DILUTED EARNINGS PER SHARE:
   Net income                                 $            0.10     $            0.11     $            0.36     $           0.39
                                                 ===============       ===============       ===============       ==============
   Weighted average number of
       common shares and share equivalents
       outstanding                                   27,827,628            27,827,628            27,769,726           27,769,726
                                                 ===============       ===============       ===============       ==============


Infocrossing will hold a conference call for investors and analysts on Wednesday, August 9, 2006 at 11:00 a.m. ET to discuss results for the Company's second quarter of 2006. The call-in number for the live audio call beginning at 11:00 a.m. ET is 1-973-582-2785. A live web cast of the conference call will also be available on Infocrossing's website at http://www.infocrossing.com. An audio replay of the conference call will be available from 1:30 p.m. ET on Wednesday, August 9, 2006, for seven days at 1-973-341-3080. The pass code for the replay is 7667252. A web cast of the conference call will be available for 30 days following the call at http://www.infocrossing.com.

This call is being web cast by ViaVid Broadcasting and can be accessed at Infocrossing's website at www.infocrossing.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed through September 9, 2006 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:
www.microsoft.com/windows/windowsmedia/en/download/default.asp


EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. The Company also uses EBITDA for the following purposes: (1) EBITDA is one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees; (2) the Company's credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence; (3) EBITDA is also used by prospective and current lessors as well as potential lenders to evaluate potential transactions with the Company; and (4) EBITDA is also used by the Company to evaluate and price potential acquisition candidates.


EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and
(c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using EBITDA only on a supplemental basis.


Free Cash Flow ("FCF") is defined as cash flow from operations less cash disbursed for capital expenditures. The Company presents FCF because it considers such information an important supplemental measure of performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization to us, many of which present FCF when reporting their results.

FCF has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAPP. These limitations include that FCF excludes other significant cash flows, such as principal payments on debt. Because of these limitations, FCF should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using FCF only on a supplemental basis.

About Infocrossing, Inc. (http://www.infocrossing.com)
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers and renewing contracts with existing customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions, including the integration of Infocrossing Healthcare Services, Inc., f/k/a Verizon Information Technologies Inc., and
(i)Structure, LLC; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

                            (financial tables follow)

                       INFOCROSSING, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         (Unaudited, In Thousands Except
                    Numbers of Shares and Per Share Amounts)



                                                    Three Months Ended June 30,                 Six Months Ended June 30,
                                              ----------------------------------------    ---------------------------------------
                                                    2006                  2005                  2006                  2005
                                              ------------------    ------------------    ------------------    -----------------
                                                            (Unaudited)                                (Unaudited)
REVENUES                                      $         56,836      $         35,194      $        112,757      $        72,721
                                                 ---------------       ---------------       ---------------       --------------
COSTS and EXPENSES:
   Costs of revenues, excluding
      depreciation shown below                          40,234                25,506                80,499               51,353
   Selling and promotion costs                           2,121                 1,156                 4,079                2,114
   General and administrative expenses                   4,581                 4,011                 9,814                6,590
   Depreciation and amortization                         4,129                 2,671                 8,260                5,291
                                                 ---------------       ---------------       ---------------       --------------
                                                        51,065                33,344               102,652               65,348
                                                 ---------------       ---------------       ---------------       --------------
INCOME FROM OPERATIONS                                   5,771                 1,850                10,105                7,373
                                                 ---------------       ---------------       ---------------       --------------

Interest income                                            142                   126                   247                  252
Interest expense                                         2,597                 1,616                 5,119                3,207
                                                 ---------------       ---------------       ---------------       --------------
                                                         2,455                 1,490                 4,872                2,955
                                                 ---------------       ---------------       ---------------       --------------
                                                         3,316                   360                 5,233                4,418
 INCOME BEFORE
     INCOME TAXES

Income tax expense                                       1,366                   236                 2,272                1,857
                                                 ---------------       ---------------       ---------------       --------------

NET INCOME                                    $          1,950      $            124      $          2,961      $         2,561
                                                 ===============       ===============       ===============       ==============

BASIC EARNINGS PER SHARE:
   Net income                                 $           0.09      $           0.01      $           0.14      $          0.13
                                                 ===============       ===============       ===============       ==============
   Weighted average number of
      common shares outstanding                     21,266,019            20,247,587            21,011,521           20,167,490
                                                 ===============       ===============       ===============       ==============

DILUTED EARNINGS PER SHARE:
   Net income                                 $           0.09      $           0.01      $           0.14      $          0.11
                                                 ===============       ===============       ===============       ==============
   Weighted average number of
       common shares and share equivalents
       outstanding                                  22,213,539            22,114,261            21,857,723           22,415,204
                                                 ===============       ===============       ===============       ==============

Certain reclasses have been made to prior period amounts to conform to the current presentation.

                       INFOCROSSING, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                       (In Thousands Except Share Amounts)


                                                                                        June 30,         December 31,
                                      ASSETS                                              2006               2005
                                                                                    ---------------    ---------------
                                                                                       (Unaudited)
CURRENT ASSETS:
  Cash and equivalents                                                              $      16,651      $      16,892
  Trade accounts receivable, net of allowances for doubtful accounts of
       $428 and $637 at June 30, 2006 and December 31, 2005, respectively                  20,543             25,631
  Other current assets                                                                     19,839             13,103
                                                                                       ------------       ------------
    Total current assets                                                                   57,033             55,626

  Property, equipment and purchased software, net                                          40,305             40,749
  Goodwill                                                                                158,115            150,799
  Other non-current assets                                                                 37,118             39,261
                                                                                       ------------       ------------
TOTAL ASSETS                                                                        $     292,571      $     286,435
                                                                                       ============       ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                                                 $      50,638      $      49,710
Notes payable, long-term debt and capitalized lease obligations, net of current
portion                                                                                   117,500            123,734
Other long-term liabilities                                                                 8,598              5,961
                                                                                       ------------       ------------
TOTAL LIABILITIES                                                                         176,736            179,405
TOTAL STOCKHOLDERS' EQUITY                                                                115,835            107,030
                                                                                       ------------       ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $     292,571      $     286,435
                                                                                       ============       ============

Certain reclasses have been made to prior period amounts to conform to the current presentation.

SUPPLEMENTARY INFORMATION

Appendix A - Reconciliations of Historical Information

EBITDA Reconciliation
The reconciliation of EBITDA with net income for the quarters ended March 31, 2006, and June 30, 2006 and 2005, and the six months ended June 30, 2006 and 2005, respectively, is as follows (in thousands):


                                            -------------------------------------------------    --------------------------------
                                                           Three Months Ended                           Six Months Ended
                                            -------------------------------------------------    --------------------------------
                                             March 31,          June 30,       June 30, 2005       June 30,          June 30,
                                                2006              2006                               2006              2005
                                            -------------     ------------- -- --------------    -------------- -- --------------
                                                              (Unaudited)                                  (Unaudited)
                                                ---------        ----------        ----------        ----------        ----------
Net income                                  $      1,011      $     1,950       $       124       $     2,961       $     2,561
Plus:
   Income tax expense                                906            1,366               236             2,272             1,857
   Interest expense                                2,417            2,455             1,490             4,872             2,955
   Depreciation and amortization                   4,131            4,129             2,671             8,260             5,291
                                                ---------        ----------        ----------        ----------        ----------

EBITDA                                      $      8,465      $     9,900       $     4,521       $    18,365       $    12,664
                                                =========        ==========        ==========        ==========        ==========

Free Cash Flow Reconciliation
The reconciliation of cash flows provided by (used in) operations with free cash flow for the quarters ended March 31, 2006, and June 30, 2006 and 2005, and the six months ended June 30, 2006 and 2005, respectively, is as follows (in thousands):



                                            -------------------------------------------------    --------------------------------
                                                           Three Months Ended                           Six Months Ended
                                            -------------------------------------------------    --------------------------------
                                             March 31,          June 30,       June 30, 2005       June 30,          June 30,
                                                2006              2006                               2006              2005
                                            -------------     ------------- -- --------------    -------------- -- --------------
                                                              (Unaudited)                                  (Unaudited)
                                                ---------        ----------        ----------        ----------        ----------

Cash provided by operating activities       $       (34)      $     9,019       $     7,791       $     8,985       $    13,136
Less:
   Fixed asset purchases for cash                (1,054)           (1,656)           (1,221)           (2,710)           (2,000)
   Software costs deferred                         (308)             (205)             (190)             (513)             (372)
                                                ---------        ----------        ----------        ----------        ----------

Free Cash Flow                              $    (1,396)      $     7,158       $     6,380       $     5,762       $    10,764
                                                =========        ==========        ==========        ==========        ==========


SUPPLEMENTARY INFORMATION

Appendix B - Guidance Information


Free Cash Flow Reconciliation
The reconciliation of cash flows provided by operations with free cash flow for the projected year ending December 31, 2006 is as follows (in thousands):

                                              Projected Year Ending December 31, 2006
                                              ----------------------------------------
                                                     Low                  High
                                              ------------------    ------------------

Cash flow provided by operations              $         27,000      $         29,500
Less:
   Purchases of property and equipment
     including software costs deferred                  (4,000)               (4,500)

                                                 ---------------       ---------------
Free Cash Flow                                $         23,000      $          25,000
                                                 ===============       ===============




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